Exhibit 99.1



 Technical Communications Corporation Reports Results for the Fiscal
           Fourth Quarter and Year Ended September 30, 2006


    CONCORD, Mass.--(BUSINESS WIRE)--Nov. 21, 2006--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for the fiscal quarter and year ended September 30, 2006. For the quarter ended September 30, 2006, the Company reported net income of $54,000, or $0.04 per share, on revenue of $845,000, as compared to net income of $349,000, or $0.26 per share, on revenue of $1,228,000 for the same period in fiscal 2005. For the year ended September 30, 2006, the Company reported revenue of $3,897,000 and a net loss of $94,000, or $0.07 per share, as compared to revenue of $3,721,000 and a net loss of $30,000, or $0.02 per share, for fiscal 2005.

    Commenting on corporate performance, Mr. Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, "Revenues for the fourth quarter were below our expectations due to the delay in certain foreign procurements. However, profitability was achieved as the mix of the delivered products reflected higher gross margins when compared to those of the previous quarter. The delayed procurements, which are for encryption devices for military bulk data networks and the HF/VHF radio products, are expected to proceed in 2007. These projects are part of our broader effort to expand our installed equipment base, and to develop new users of TCC encryption products.

    During the quarter, TCC delivered additional bulk encryption equipment for the ship-to-ship communication requirements of a foreign navy, secure telephones for the expansion of a network in South
America, and over 250 radio encryption units for the initial deployment of TCC-encrypted military radio equipment in Afghanistan."

    Mr. Guild continued, "As we have mentioned in previous reports, TCC continues to maintain its investment levels in new product development and has announced CipherSMS (TM), a high security text messaging encryption application for mobile phones using the Windows Mobile 5.0 operating system. We believe CipherSMS works as easily as conventional Short Messaging Service (SMS) but provides robust end-to-end encryption for the user. Worldwide text messages can now be sent with complete security. Additional information on CipherSMS and our other wireless security products is available at our web site, www.tccsecure.com."

    About Technical Communications Corporation

    TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

    Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended December 24, 2005, March 25, 2006 and June 24, 2006 and the Company's Annual Report on Form 10-KSB for the fiscal year ended September 24, 2005.


                 Technical Communications Corporation

               Condensed consolidated income statements

                                                    Quarter ended

                                                  9/30/06     9/24/05
                                                ----------  ----------

Net sales                                      $  845,000  $1,228,000
Gross profit                                      641,000     870,000
S, G & A expense                                  480,000     355,000
Product development costs                         127,000     177,000
Operating income                                   34,000     338,000
Net income                                     $   54,000  $  349,000
Net income per share:
      Basic                                    $     0.04  $     0.26
      Diluted                                  $     0.04  $     0.23

                                                     Year ended

                                                  9/30/06     9/24/05
                                                ----------  ----------

Net sales                                      $3,897,000  $3,721,000
Gross profit                                    2,450,000   2,405,000
S, G & A expense                                1,679,000   1,562,000
Product development costs                         924,000     920,000
Operating income (loss)                          (153,000)    (77,000)
Net income (loss)                              $  (94,000) $  (30,000)
Net income (loss) per share:
      Basic                                    $    (0.07) $   ( 0.02)
      Diluted                                  $    (0.07) $    (0.02)


                Condensed consolidated balance sheets

                                                  9/30/06     9/24/05
                                                ----------  ----------

Cash                                           $1,871,000  $1,199,000
Accounts receivable, net                          206,000     973,000
Inventory                                       1,505,000   1,448,000
Other current assets                               92,000      83,000
                                                ----------  ----------
     Total current assets                       3,674,000   3,703,000
Property and equipment, net                        83,000      99,000
                                                ----------  ----------
   Total assets                                $3,757,000  $3,802,000
                                                ==========  ==========

Accounts payable                               $  114,000  $  104,000
Accrued expenses and other current liabilities    413,000     382,000
                                                ----------  ----------
     Total current liabilities                    527,000     486,000
     Total stockholders' equity                 3,230,000   3,316,000
                                                ----------  ----------
Total liabilities and stockholders' equity     $3,757,000  $3,802,000
                                                ==========  ==========


    CONTACT: Technical Communications Corporation
             Michael P. Malone, 978-287-5100
             Chief Financial Officer
             www.tccsecure.com